Exhibit 10.24

Global Remuneration Policy Statement (GRPS)

Summary of Janus Henderson Group Plc Remuneration Policy

Janus Henderson Group plc (‘the Company’) operates a single Remuneration Policy which applies in its entirety to all entities and employees including the executives, unless local laws or regulations set more rigorous requirements for any aspect, in which case the higher standards apply.

A successful remuneration policy should be sufficiently flexible to take account of future changes in the Company’s business environment and remuneration practice and therefore the GRPS is subject to change from time to time.  The policy is reviewed on an annual basis to ensure that it remains aligned with evolving business strategy and changes in the markets in which we operate, is consistent with best practice, promotes sound and effective risk management and is compliant with applicable regulations.

Remuneration Principles

Our remuneration practices aim to link pay with performance and drive long-term shareholder returns, while appropriately managing risk.  In doing so, the Compensation Committee and the Board recognize that our remuneration policies and practices must enable us to attract, motivate and retain exceptional people, while aligning their interests with those of shareholders.

The key drivers of our remuneration philosophy are:

•	Attract and retain employees by providing total reward opportunities which, subject to performance, are competitive within our defined markets,
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Maintain an appropriate balance between fixed and variable pay, and short and long-term elements of remuneration, to prudently manage risk taking and to align pay with the Company’s strategic objectives and time horizons,

•	Reinforce a strong performance culture through rewards which are differentiated based on Company, department and individual performance,
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Align management interests with those of the Company’s shareholders and clients by delivering a material portion of annual remuneration in shares of Janus Henderson stock and units of Janus Henderson funds,

•	Ensure that reward-related processes are compliant with industry regulations and legislation, consistent with market practice, and include effective risk management controls.

The Company’s remuneration principles are reinforced through an appropriate balance of the following elements of remuneration:

Base Pay	Attract and retain employees with the personal attributes, skills and experience required to deliver long-term value for clients and shareholders.
Benefits

Provide health benefits to support our employees and their families, geared toward employee wellbeing, competitive within each of our local markets, and cost-effective and tax-efficient whenever possible.

Offer competitive retirement and/or pension arrangements that allow employees to build wealth, are aligned with the Company’s risk appetite, and cost- and tax-efficient for employees and the Company.

The Company operates voluntary all employee share plans including Buy As You Earn (BAYE), Sharesave (SAYE), and an Employee Stock Purchase Plan (ESPP) in which staff can participate within approved contribution guidelines to encourage employees to become shareholders in the Company.

Global Remuneration Policy Statement (GRPS)

Variable Incentive Awards

Employees are eligible to receive annual discretionary incentive awards based on Company, department, and individual performance and contributions.  These awards are funded from a Profit Pool (more fully described below).

Variable incentives are paid in the form of cash and/or deferred awards.  Deferrals are delivered in shares of Janus Henderson Group plc or interests in Janus Henderson funds.  In some cases deferrals are made in funds for regulatory reasons. Employees who meet certain ownership thresholds (in Janus Henderson stock) are given the opportunity to elect to have some or all of their deferral delivered in funds. Individual awards, if any, are discretionary and determined based on Company, department and individual performance.

Under the CEO Scorecard framework, a portion of the deferral is delivered in performance shares that vest based on relative total shareholder return, over a forward looking three-year period, providing a further link to Company performance.

The Company does not operate specific ratios (maxima or minima) in regard to the mix of fixed and variable pay, opting instead for managing fixed and variable remuneration in line with market practice and by reference to the employee‘s unique role and individual performance.

Variable Incentive Awards

Profit Pools

The Company pays annual variable incentive remuneration for 99% of employees from pools funded by Company profits (“Profit Pools”).  The Profit Pools fund employee variable incentive awards, as well as performance fee remuneration (where applicable).  Employees participate in one of three separately funded pools, depending on their role in the organisation: (i) the Investments Pool, (ii) the Core Pool, or (iii) the Intech Pool.  Each pool has a  specific Pre Incentive Operating Income (PIOI) calculation and a corresponding funding percentage, effectively creating a ‘profit share’ arrangement between our employees and our shareholders.

1.

The Investments Pool:  Covers employees contributing to the investment management functions at Janus Henderson and include; portfolio managers, research analysts, research associates, traders, client portfolio managers, the exchange-traded product team, portfolio analytics,  investment risk employees and the investment team’s administrative support.

2.	The Core Pool: Covers employees contributing to the executive, distribution, administrative, and operational support of Janus Henderson and its subsidiaries.
3.	The Intech Pool: Covers all employees of the Janus Henderson subsidiary Intech Investment Management LLC, including investments, distribution, and support employees.

PIOI is generally considered as operating income before the deduction of incentive remuneration and overhead.  The indicative funding percentages are subject to oversight and approval by the Compensation Committee (the “Committee”) of the Janus Henderson Board of Directors.  The Committee retains the discretion to modify or terminate remuneration plans and programmes without prior notice.

Profit Pool funding levels are directly linked to profits generated in the current year, reflecting the firm’s ability to pay and thereby strengthening its capital base.  The Committee may adjust the profit pools (even to zero);

Global Remuneration Policy Statement (GRPS)

o	If the Committee believes an adjustment, either up or down, better aligns the Pool with Company performance, or in consideration of any non-financial objectives or factors as appropriate,
o	in consideration of the annual risk assessment, and/or
o	based on independent guidance or advice from the Janus Henderson Board Risk Committee or the Henderson Group Holdings Asset Management Limited (“HGHAML”) Board.

Once the Profit Pools are calculated in aggregate, allocations are cascaded to department leadership through a process initiated by the CEO, in collaboration with members of the Executive Committee and the CEO of Intech.  During this allocation process, department performance and contribution toward Company results are taken into account, and consideration is given to financial and non-financial key performance indicators as determined for each department.  This group may review relevant department level information gathered from the annual risk assessment, the review of errors and breaches, and any conduct or behaviour issues.

Employees receive variable incentive awards  from the profit pools on a discretionary basis,  based on the recommendations of line managers and in consideration of individual performance appraisals. Under the Company’s performance appraisal framework, employees;

•	set individual objectives (jointly with line management), aligned to the Company’s overall strategic objectives, yet unique to their individual role and department, and

•	are expected to exhibit certain behavioural competencies, aligned with the Company’s purpose and guiding principles:

o	‘we put our clients first’ – strong and enduring client relationships built on strong investment performance and a first class experience will enable us to grow our business and increase profit;
o	‘we act like an owner’ – focus on both revenues and costs increases profitability which is then shared in a defined way with our shareholders;
o	‘we succeed as a team’ – a discretionary allocation process in which partnership is a key component means the whole will be greater than the sum of its parts.

In respect of individual incentive awards from the Profit Pools, employees are measured against;

•	achievement of their individual objectives, and
•	demonstration of the above behavioural competencies.

This is a ‘guidance based’ approach with no specific rules constraining line manager discretion.  Final decision-making and approval of individual awards is held by department leadership.  The CEO and co-Heads of HR review department outcomes, including a gender pay view, and provide oversight and direction as needed.

o

The Remuneration Review Committee (the “RRC”) reviews individual incentive remuneration in the context of errors, breaches, conduct and behaviours and may adjust individual awards based on this review,

o

A subcommittee of the RRC, the Code Staff Compensation Committee (the “CSCC”) reviews remuneration proposals relating to individuals identified as Code Staff under the CRD, AIFMD and UCITS Remuneration Codes.

Profit Pool eligibility does not guarantee that variable incentives will be paid to an employee, and the payment of no variable incentive is a possibility should performance of the firm and/or the individual require this. Employees must be actively employed by Janus Henderson on the day that Profit Pool incentives are distributed in order to receive these awards.

o

Employees paid outside the Profit Pools: Employees in the following positions are not eligible to participate in the Profit Pools and may receive variable incentives that are directionally consistent with the profit pool outcomes, in consideration of individual performance as determined by the Committee for the CEO or as recommended by the CEO for the Executive Committee. The Compensation Committee retains decision-making and approval of Executive Committee remuneration including the following roles paid outside the Profit Pool:  the Chief Executive Officer (CEO), Chief Risk Officer (CRO), Chief Financial Officer (CFO), Chief Investment Officer (CIO) and General Counsel.

Global Remuneration Policy Statement (GRPS)

Monthly and quarterly commission arrangements

Direct front line sales professionals located in the US participate in market-standard Sales Variable Pay Plans that include formulaic commissions.  The Plans are intended to reward salespeople directly for both individually generated sales and the performance of the broader team.  Monthly commissions generally are a set percentage (‘basis points’) of individual gross sales, or an ‘attainment’ framework that pays employees based on achievement of a sales goal.  Quarterly discretionary awards are funded by team gross sales.  The Plan also includes a Net Sales incentive that adjusts the monthly basis point or attainment rate.  Individual payments from these plans may be adjusted at the discretion of line management, and in consideration of personal conduct and behaviours.

Performance fee incentives

The Company receives performance fees in relation to certain funds depending on outperformance of each relevant fund against pre-determined benchmarks and shares these performance fees, on a discretionary basis, with fund managers of these funds.  Performance Fee incentives are funded from within the Profit Pools and subject to the same risk adjustment, review and deferral principles that apply to the discretionary funding frameworks.

The Company operates a small number of legacy contractual and formulaic arrangements which predominantly relate back to historic acquisitions.  These arrangements, which do include the payment of direct performance fee sharing arrangements, are not funded from within the Profit Pools, but are subject to risk adjustment processes and the Company’s standard deferral arrangements (and where appropriate, deferral arrangements mandated by relevant regulation).

CEO Scorecard

CEO variable incentive awards are determined through the use of a ‘scorecard’.  The scorecard approach is designed to align CEO remuneration with Company performance, which the Committee believes will drive long-term value for clients and shareholders.  The scorecard is based on the same factors used by the Company to evaluate business results.  The performance measures and weightings used are as follows:

o	Deliver investment excellence for clients (30% weighting, measured based on 3-year investment performance relative to a benchmark);
o	Drive financial results for shareholders (40% weighting, measured based on revenue growth, net flows, and growth in net income before taxes); and
o	Drive strategic results for long-term success for clients and shareholders (30% weighting, measured based on execution of strategic initiatives)

Performance against these elements creates a performance ‘multiplier’ between 0.0 and 2.0, which is then applied to a target incentive award to determine the actual incentive award.  The target incentive award is established annually by comparing the Company’s revenue and total assets under management, as well as business complexity, to a select peer group of companies evaluated annually by the Committee and its external remuneration consultants.

Deferral arrangements

All staff at the Company are subject to mandatory deferral arrangements which apply to variable incentive awards (excluding the sales commission arrangement for distribution staff in the US), in excess of specified thresholds,  or as appropriate as mandated by the Alternative Investment Fund Managers Directive (AIFMD) or Undertakings for Collective Investment in Transferable Securities (UCITS) regulations.  Deferred awards are delivered under the Deferred Equity Plan (DEP), Long Term Incentive (LTI) or Mutual Fund Award (MFA) plans in the form of Janus Henderson Group plc shares or interests in Janus Henderson funds, vesting in three equal tranches over a 3 year period.  Forfeiture provisions apply to employees who cease employment with the Company, other than in prescribed circumstances, during the vesting period.  Furthermore, malus and/or clawback provisions apply under the majority of these plans, under which the Committee has discretion to vary or lapse individual unvested awards, or clawback vested awards, in specified circumstances.

Where required by regulation, a proportion of both deferred and non-deferred incentive remuneration is delivered, where practicable, in relevant shares/units of underlying funds, with associated post vesting holding periods in line with regulatory requirements.

Global Remuneration Policy Statement (GRPS)

Deferral arrangements are reviewed periodically to ensure they remain aligned with:

•	the Company’s business strategy, associated time horizons and risk appetite;
•	competitive practice in the sectors and jurisdictions in which the Company operates; and
•	emerging regulatory practice.

Performance Appraisals

The Company operates an annual performance appraisal process on a global basis.  Line Managers must undertake reviews of individual performance at least annually.  In conjunction with department heads, Human Resources analyse and calibrate performance appraisal results and consider a number of outcomes, including but not limited to; the consistent application of ratings, the degree of performance differentiation, gender pay effects, and the alignment between pay and performance.

Remuneration Governance Framework

Oversight, decision-making and management activities in relation to remuneration related matters are conducted through a number of governing bodies.

Compensation Committee of the Janus Henderson Group Board of Directors

The independent non-executive Directors of the Committee are responsible for;

o	oversight and approval regarding CEO and Executive Committee remuneration,
o	decision-making regarding the Company’s remuneration practices and variable incentive plans, including;
o	review of the annual risk assessment and approval of any adjustments to the global profit pools, and
o	periodic review of incentive plans in respect of conflicts of interest and/or mitigation of excessive risk taking behaviours.

Henderson Group Holdings Asset Management Limited Board

The independent non-executive Directors of the HGHAML Board,  the parent financial holding company for Janus Henderson’s European operations, is responsible for;

o

reviewing application of global remuneration practices and variable incentive plans to the Company’s European Economic Area (“EEA”) regulated subsidiaries, escalating (as the HGHAML board deems necessary) to the Janus Henderson Board of Directors where regulatory or other requirements impact the application of these plans to employees in the EEA; and

o

decision-making in relation to the application of governance practices across the EEA regulated subsidiaries, including regarding remuneration setting (and risk adjustment) processes and regulatory capital levels for the EEA regulated subsidiaries.

Global Remuneration Policy Statement (GRPS)

Compensation Management Forum (“CMF”)

The CMF includes the CEO, co-Heads of Human Resources, Chief Financial Officer, Chief Risk Officer and General Counsel.  This group provides oversight and direction in regard to global remuneration practices, variable incentive plans, and ensures management information is available to the appropriate governing bodies in order to support a strong remuneration oversight and governance practice.

Remuneration Review Committee

The RRC includes the co-Heads of Human Resources, Chief Risk Officer and General Counsel.  This group considers  guidance and feedback from relevant department heads where appropriate and is responsible for;

o	reviewing material changes to global remuneration practices and variable incentive plans,
o	reviewing variable incentive plans in respect of conflicts of interest and/or mitigation of excessive risk taking behaviours,
o	identification of Code Staff and individual remuneration decisions related to this employee population,
o	adjustments to individual remuneration following an assessment of errors, breaches, conduct and behaviours, and
o	review and consideration of any special remuneration arrangements for individuals and/or teams.

The Company identifies Code Staff in accordance with applicable regulatory requirements.  Regulatory requirements and any Company criteria applied to Code Staff are reviewed on an annual basis.

Additional Remuneration Policies and Practices

Anti-avoidance and anti-hedging

Identified Code Staff are required to complete an annual attestation certifying that they;

o	understand that they must act and make decisions within the risk appetite and agreed policies of Janus Henderson, and
o	will adhere to the Company’s share trading policy which includes a prohibition of personal hedging transactions.

Guaranteed bonus and buy out awards

The Company complies with the principles of the FCA Remuneration Code in relation to guaranteed bonuses in that guaranteed variable remuneration is only awarded in cases where:

•	it is exceptional;
•	it occurs in the context of hiring new staff;
•	the firm has a sound and strong capital base; and
•	it is limited to the first year of service.

Buying out deferred bonuses is permitted subject to, as far as possible, the timing, delivery mechanism (i.e. shares or cash) and amounts paid out being set to match the former arrangements (quantum and vesting schedule) including, where relevant, applicable performance conditions associated with the forfeited awards.